UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 9, 2008

Dynamic Materials Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado  80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

                On January 9, 2008, the Board of Directors of Dynamic Materials Corporation (the “Company”) approved a Supplemental Executive Retirement Plan (the “SERP”) for the Company’s three senior U.S. executives: Messrs. Yvon Cariou, Richard Santa and John Banker.  Under the terms of the SERP, the Compensation Committee of the Board granted restricted shares of Company stock to the three executives on January 9, 2008, at the closing price of $49.22, as follows:

Executive Officer	Number of Shares of Restricted Stock Granted
Yvon Cariou President and Chief Executive Officer	35,000
John Banker Vice President, Marketing and Sales, Clad Metal Division	30,000
Richard Santa Vice President, Chief Financial Officer and Secretary	25,000

                The shares vest for each executive upon the completion, from the date of grant, of five additional years of service with the Company.  The shares will vest immediately if the executive’s employment with the Company is terminated:

•                  involuntarily by the Company without “cause,” as that term is defined in the executive’s employment agreements with the Company;

•                  by the executive, for “good reason,” which shall mean substantial diminution in the executive’s responsibilities or pay, as well as — without the executive’s consent — a relocation of his principal place of business of more than 50 miles, or a substantial increase in his travel duties compared to the present;

•                  by reason of the death or disability of the executive; or

•                  upon a change in control of the Company, where Company stock or an equivalent stock is no longer provided.

                The Board intends to revisit the SERP after five years, to determine whether to grant the then-present senior executive team a new round of restricted stock, subject to whatever vesting schedule and assumptions about future service, pay increases and increases in stock value may be appropriate under the circumstances.  During the next five years, the Compensation Committee of the Board may also grant restricted shares to additional executives of the Company, using the same pension principles described below.

                The Compensation Committee used the principles of a “defined benefit” pension plan to determine the number of shares to be granted to each of the executives.  That is, it did the following:

•                  It established this formula for an annual pension benefit, payable for life starting upon retirement from the Company at or after age 65, and actuarially reduced if the benefit starts before age 65: 2% of final average pay per year of service.  For “final average pay,” the Committee used the highest three consecutive years’ average annual pay, and “pay” is defined as annual salary plus one-half of the executive’s annual bonus.  The formula counts all future service up to five years, and 7.1, 11.3 and 15 years of past service for Messrs. Cariou, Santa and Banker, respectively.

•                  It calculated the annual pension benefit that it projects that each executive will earn after the completion of five more years of service with the Company, assuming a 5% annual increase in his “pay” from his 2007 compensation.  It then calculated the lump sum present value, as of January 9, 2008, of the projected annual pension benefit payable five years hence, assuming a 6.5% annual increase in the value of the Company’s stock.  Using the closing price of a share of Company stock on January 9, 2008, it then determined the number of shares of stock to be granted on this date whose value equals the lump sum present value described above, and rounded that number to the next higher thousand.

                The Company will expense the costs of the SERP for the executives over their five-year vesting period.  The executives will owe income taxes on the value of their restricted shares in the year when the shares vest.  This value will be tax-deductible to the Company in the same year.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                The information in Item 1.01 of this report is incorporated into this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: January 15, 2008	By:	/s/ Richard A. Santa
Richard A. Santa
Vice President and Chief Financial Officer